Exhibit 19.1

BV FINANCIAL, INC.

POLICY REGARDING INSIDER TRADING

BV Financial, Inc. (the “Company”) is a public company whose common stock trades on the Nasdaq Capital Market and is registered under the Securities Exchange Act of 1934, as amended. As a public company, the Company files periodic reports and proxy statements with the Securities and Exchange Commission (the “SEC”). Investment by directors, officers and employees in the Company stock is generally desirable and encouraged. However, such investments should be made with caution and with recognition of the legal prohibitions against the use of confidential information by “insiders” for their own profit.

As a director, officer or employee of a public company, you have the responsibility not to participate in the market for the Company stock while in possession of material inside information about the Company. There are harsh civil and criminal penalties if you wrongly obtain or use such material, inside information when you are deciding whether to buy or sell securities, or if you give that information to another person who uses it in buying or selling securities. If you buy or sell securities while in possession of material, inside information, you will not only have to pay back any profit you made, but you could be found guilty of criminal charges, and face substantial fines or even time in prison. Additionally, the Company could be held liable for your violations of insider trading laws.

To avoid these harsh consequences, the Company has developed the following guidelines to briefly explain the insider trading laws and set forth procedures and limitations on trading by directors, officers and employees. However, these guidelines do not address all possible situations that you may face. In addition, you need to review and understand the Company’s Policy on Fair Disclosure to Investors that describes your obligations regarding the selective disclosure of confidential information to ensure compliance with SEC Regulation FD, which requires “fair disclosure” of material, non-public information.

Insider Trading Concepts

What is “Inside” Information?

Inside information includes any non-public information of which you become aware because of your “special relationship” with the Company as a director, officer or employee and that has not been disclosed to the public (i.e., is non-public). The information may be about the Company, BayVanguard Bank (the “Bank”) or any other subsidiaries or affiliates. It may also include information you learn about another company (for example, companies that are current or prospective customers or suppliers to the Company or those with which the Company may be in negotiations regarding a potential transaction).

What is Material Information?

Information is material if an investor would think that it is important in deciding whether to buy, sell or hold stock, or if it could affect the market price of the stock. Either good or bad information may be material. If you are unsure whether the information is material, assume it is material.

Examples of material information typically include, but are not limited to:

•
Financial or accounting problems;
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Estimates of future earnings or losses;
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Significant non-recurring gains or losses;
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Events that could result in restating financial information;
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A proposed acquisition, sale or merger;
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Changes in key management personnel;
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Beginning or settling a major lawsuit;
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Changes in dividend policies;
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Declaring a stock split;
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A stock repurchase program; or
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A stock or bond offering.

What is Non-Public Information?

Non-public information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement (in a publicly accessible conference call, a press release or in SEC filings, for example) and the investing public has had an opportunity to assimilate it.

Trading Guidelines

A.
Rules Applicable to All Directors, Officers and Employees.

No director, officer or employee may trade any security, whether issued by the Company or by any other company, while in possession of “material inside information” about the issuer. Further, no director, officer or employee may disclose “material inside information” to any other person (including immediate family members, friends or stockbrokers) so that such other person may trade in the stock. It is usually safe to buy or sell stock after the information is officially announced, as long as you do not know of other material information that has not yet been announced. Even after the information is announced, you should generally wait one full trading day before buying or selling securities to allow the market to absorb the information.

plans:

This means the following with respect to certain Bank or Company employee benefit

•
401(k) Plan. An officer or employee having material inside information regarding the Company may not (i) initiate a transfer of funds into or out of the Company stock held within the 401(k) plan, or (ii) increase an existing election to invest funds in the Company's stock fund. However, ongoing purchases of the Company's stock through the plan pursuant to a prior election are not prohibited.
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Other Company Stock Purchase Plans. A director, officer or employee having material inside information regarding the Company may not sign up for, or increase participation in, any employee stock purchase plan or dividend reinvestment plan. However, ongoing purchases through those plans pursuant to a prior election are not prohibited.
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Stock Options. A director, officer or employee may exercise a stock option at any time, but any stock acquired upon such exercise may not be sold (whether by means of a cashless exercise or otherwise) if the employee has material inside information regarding the Company. At any time, however, an employee may deliver Company stock already owned to pay the option exercise price and taxes.
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Additional Rules Applicable to All Officers with the Title of Senior Vice President or Higher, All Directors, and All Persons in the Accounting Department (the “Restricted Group”).

1.
Blackout Periods

Quarterly Blackout Periods. No person in the Restricted Group may trade in Company securities during a blackout period that begins on the 20th calendar day of the last month of each calendar quarter (i.e., on March 20, June 20, September 20 and December 20) and ends at the end of the first full trading day after the public release of the Company’s earnings for such quarter. The blackout period applies to (i) open market purchases or sales, (ii) a sale of securities following exercise of a stock option (including a sale by way of a cashless exercise), (iii) signing up for, or increasing participation in, any employee stock purchase plan or dividend reinvestment plan, and (iv) initiating a transfer of funds into or out of any Company stock fund of a 401(k) plan or increasing an existing election to invest funds in any Company stock fund.

However, ongoing purchases through the 401(k) plan or other Company- sponsored plan pursuant to a prior election are permitted at any time (i.e., they are not subject to the blackout period). A sample email reminding the Restricted Group of a quarterly blackout period is attached to this Policy as Appendix A.

Temporary Blackout Periods. The Company may also institute temporary blackout periods in the event of a material corporate development. Notice of temporary blackout periods will be distributed by means of a written or electronic communication specifying the duration of the blackout period and the persons subject to it. A sample email notifying the Restricted Group of a temporary blackout period is attached to this Policy as Appendix B.

Written Plan Exception. The limitations of the blackout periods do not apply to trading in Company securities pursuant to a “written plan for trading securities” provided that such plan was entered into before the start of the applicable blackout period, meets the requirements of SEC Rule 10b5-1 (including satisfaction of a cooling-off period and inclusion in the plan of certain certifications) and is approved in advance by the Company’s Board of Directors. See also Section C.4 below.

2.
Selling Short. No person in the Restricted Group may at any time sell short Company stock or otherwise sell any equity securities of the Company that they do not own. Generally, a short sale means any transaction whereby one may benefit from a decline in the Company’s stock price.

3.
Options. No person in the Restricted Group may at any time buy or sell options on Company securities (so called “puts” and “calls”) except in accordance with a program approved by the Company’s Board of Directors or a trade cleared by one of the co-President and Chief Executive Officers. This restriction does not apply to the exercise of employee or director stock options, which is treated under Section A above.

4.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account that may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities and, as a result, the pledgor may be subject to liability under insider trading laws.

Therefore, you may not purchase Company securities on margin, or borrow against any account in which Company securities are held, or pledge Company securities as collateral for a loan.

An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan from a third party (not including margin debt from a securities broker) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan from a third party must submit a request for approval to the Company’s Board of Directors at least two weeks before the execution of the documents evidencing the proposed pledge.

C.
Additional Rules

1.
Pre-Clearance and Reporting. Any trade of the Company’s securities by a director or executive officer, or a family member sharing the same household or a corporation or trust they control, must be pre-cleared with the Filing Coordinator identified in the Company’s Section 16 Compliance Program and must be reported promptly to the Filing Coordinator once made. If, upon requesting clearance, you are advised that Company stock may not be traded, you may not engage in any trade of any type under any circumstances, nor may you inform anyone of the restriction. You may re-apply for pre-clearance at a later date when trading restrictions may no longer be applicable. It is critical that you obtain pre-clearance of any trading to prevent both inadvertent short-swing profits or insider trading violations and to avoid even the appearance of an improper transaction (which could result, for example, when an officer engages in a trade while unaware of a pending major corporate development).

2.
Options and Other Stock Plans. The exercise of stock options and/or sale of stock acquired upon an exercise of stock options and the transfer of funds into and out of the Company’s stock plans are subject to special rules. The Filing Coordinator should be contacted before any such transaction is conducted.

3.
Pension Fund Blackouts. The Sarbanes-Oxley Act of 2002 also requires the Company to prohibit all purchases, sales or transfers of the Company’s securities by directors and executive officers during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. Directors and executive officers will be contacted when these or other restricted trading periods are instituted.

4.
Pre-Clearance for Rule 10b5-1 Plans. Directors and executive officers may not implement a trading plan under SEC Rule 10b5-1 at any time without prior clearance. Directors and executive officers may only enter into a trading plan when they are not in possession of material inside information. In addition, directors and executive officers may not enter into a trading plan during a quarterly blackout period, a temporary blackout period or a pension fund blackout period. Once a trading plan is pre-cleared, trades made pursuant to the plan will not require additional pre-clearance, but only if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts. The actual establishment of a trading plan must be reported to the Filing Coordinator so that the required public disclosure (including a description of the material terms of such trading plan) can be made in the Company’s SEC filings. Transactions made under a trading plan must be promptly reported to the Filing Coordinator who will prepare the necessary Form 4.

D.
Additional Rules Applicable to Mergers/Acquisitions.

Whenever the Company is actively considering a particular company for merger, acquisition or for another significant business relationship (such as a joint venture) or whenever the Company is engaged in active discussion regarding the sale of control of the Company, all of the Company’s personnel involved in, or aware of, due diligence or other planning for or attention to the acquisition or business relationship should not trade in any of the Company’s securities and any securities of the other company without first contacting the Filing Coordinator, who may consult with outside counsel.

Note: This policy applies to personal securities transactions by the directors, officers and employees identified above, and also applies to:

(a)
Transactions for accounts in which the director, officer or employee has an interest or an ability to influence transactions; and
(b)
Transactions by the director’s, officer’s or employee’s spouse or any other member of their household unless (i) the household member’s investment decisions are made independently of the director, officer or employee and (ii) the household member has not received inside information about the issuer of the security. It must be understood, however, that the director, officer and employee and/or the household member will bear the burden of demonstrating that the household member has not received inside information. Furthermore, directors and executive officers are subject to special rules in this regard and any proposed transaction in Company securities by a corporation or trust they control or by a family member sharing the same household should be discussed in advance with the Chief Executive Officer.
E.
Stock Repurchases by the Company.

Although this policy does not restrict the Company from repurchasing its common stock, the Board of Directors may delegate to either co-President and the Chief Executive Officer or his or her designee(s) the authority and discretion to authorize the Company to purchase Company common stock pursuant to a Board-approved and currently effective stock repurchase program, including during a restricted trading period under this policy, provided that such co-President and Chief Executive Officer determines that the Company is not in possession of non-public material information that prohibits such purchases.

Confidentiality

Serious problems could develop for the Company by unauthorized disclosure of inside information about the Company, whether or not made to facilitate improper trading of the Company’s stock.

A.
Confidentiality of Non-Public Information.

Directors, officers and employees should not discuss internal matters or developments with anyone outside of the Company (including family members, securities analysts, individual investors, members of the investment community and news media), except as required in the performance of regular corporate duties. In addition, directors, officers and employees of the Company with knowledge of material, non-public information should only disclose such information to other Company personnel on a “need-to-know” basis so that the group of individuals with knowledge of material, non-public information is kept as small as possible.

All inquiries about the Company made by the financial press, investment analysts or others in the financial community, or by stockholders must be handled in accordance with the Company’s Policy on Fair Disclosure to Investors. If you have any doubt as to your responsibilities under this policy, you should seek clarification from the Disclosure Policy Compliance Officer before acting.

B.
Prohibition Against Internet Disclosure

It is inappropriate for any unauthorized person to disclose Company information or to discuss the Company on the Internet, including in any forum or chat room where companies and their prospects are discussed. The posts in these forums are, in some cases, made by investors who are poorly informed, who have malicious intent or who intend to benefit their own stock positions. To avoid the disclosure of material, inside information, no director, officer or employee may discuss the Company or Company-related information in an Internet forum or chat room, regardless of the situation.

If you have any questions regarding this Policy, contact one of the Company’s co- President and Chief Executive Officers.

Board Approved: July 18, 2024

Appendix A

Sample Email Regarding Periodic Blackout Period

Subject: BV Financial, Inc. Quarterly Blackout Period

This email is to inform you that the quarterly blackout period is now in effect and you should not execute any trades in BV Financial, Inc. common stock. If you have a standing order, you should immediately terminate such order. This restriction will last at least until the opening of the market on the second business day following the public release of BV Financial, Inc.’s [first/second/third quarter or year-end] earnings. You will be informed of the exact date on which this quarterly blackout period will end.

Blackout Periods

As an officer or director of BayVanguard Bank and/or BV Financial, Inc. (the “Company”), you should not trade in the Company’s common stock during certain times of the year in accordance with the Company’s Policy Regarding Insider Trading. The purpose of these restrictions is to avoid trading based on information that is not available to the general public in violation of the securities laws, or the appearance thereof. Periods during which trading is restricted are referred to as “blackout periods.”

The Company institutes blackout periods in conjunction with fiscal quarter and fiscal year earnings reporting, or when a developing material event or potential material event has not been made public.

Policy Regarding Insider Trading

Please refer to the Company’s Policy Regarding Insider Trading for further information and remember that you are prohibited from using or sharing insider information for stock trading purposes or for any other purpose except to conduct the Company’s business. Once this quarterly blackout period ends, you should still notify the Company’s Filing Coordinator in advance of trading in the Company’s common stock.

It is your responsibility to ensure that you are at all times in compliance with the Company’s Policy Regarding Insider Trading.

If you have any questions, please reach out to the Filing Coordinator, Samantha Perouty, at 410-477-5000 x 1043.

Appendix B

Sample Email Regarding Non-Periodic Blackout Period

Subject: BV Financial, Inc. Blackout Period

This email is to inform you that, based on recommendations from counsel, a blackout period is now in effect and you should not execute any trades in BV Financial, Inc. common stock. If you currently have a standing order, you should immediately terminate such order. You will be informed of the exact date on which this blackout period will end.

Blackout Periods

As an officer or director of BayVanguard Bank and/or BV Financial, Inc. (the “Company”), you are restricted from trading in the Company’s common stock during certain times of the year in accordance with the Company’s Policy Regarding Insider Trading. The purpose of these restrictions is to avoid trading based on information that is not available to the general public in violation of the securities laws, or the appearance thereof. Periods during which trading is restricted are referred to as “blackout periods.”

The Company institutes blackout periods in conjunction with fiscal quarter and fiscal year earnings reporting, or when a developing material event or potential material event has not been made public.

Policy Regarding Insider Trading

Please refer to the Company’s Policy Regarding Insider Trading for further information and remember that you are prohibited from using or sharing insider information for stock trading purposes or for any other purpose except to conduct the Company’s business. Once this blackout period ends, you should still notify the Company’s Filing Coordinator in advance of trading in the Company’s common stock.

It is your responsibility to ensure that you are at all times in compliance with the Company’s Policy Regarding Insider Trading.

If you have any questions, please reach out to the Filing Coordinator, Samantha Perouty, at 410-477-5000 x 1043.